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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 16, 2016

AROTECH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23336	95-4302784
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1229 Oak Valley Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(800) 281-0356

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873 (11/14)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

02/19/2016
42441880.1

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1.      Decision of Robert S. Ehrlich Not to Seek Reelection as a Director

On February 16, 2016, Robert S. Ehrlich, the Executive Chairman of the Board of Directors (the “Board”) of Arotech Corporation (the “Company”), delivered written notice to the Secretary of the Board announcing his intention not to seek reelection to his position on the Board at the Company’s 2016 annual meeting of stockholders. Mr. Ehrlich indicated that this decision was not the result of any disagreement between Mr. Ehrlich and the Company on any matter relating to the Company’s operations, policies or practices. Upon his leaving the Board, Mr. Ehrlich will no longer serve as the Executive Chairman of the Board but will continue to be employed by the Company as the Chairman of the Company’s Iron Flow Storage development program through the end of his current employment agreement.

2.      Announcement of Upcoming Director Slate at Annual Meeting

On February 16, 2016, upon recommendation of the Nominating Committee, the Board nominated each of Steven Esses, Kenneth Cappell and Rear Admiral (Ret.) James J. Quinn, to stand for election as Class III directors at the Company’s 2016 annual meeting of the stockholders. If elected, the Class III directors will serve until the Company’s annual meeting of stockholders in 2019 and until their successors are duly elected and qualified.

Messrs. Esses and Cappell currently serve as Class III directors of the Board.

Biography of Rear Admiral James J. Quinn, USN (Ret.)

Rear Admiral (Ret.) James J. (JJ) Quinn, 63, left the United States Navy in October 2003 after a 30-year career that included tours of duty as Director of Operations, Plans, Policy and Training with the Atlantic Fleet, a total of five commands (including command of a carrier group and of a nuclear-powered aircraft carrier), Senior Military Assistant to the Secretary of Defense, Commander of Naval Space Command, and the Naval Aide to two U.S. Presidents. After leaving the Navy, Adm. Quinn began a ten-year business career with Northrop Grumman Aerospace Systems, a division of Northrop Grumman Corporation (“NGC”) (NYSE: NOC), where he served as Director of Navy-Marine Corps Programs & Corporate Lead Executive for the NGC Integrated Systems Sector from 2003 to 2004, Vice President of Business Development for the Military Space Systems Division of NGC from 2004 to 2009, Vice President of Business Development for the Strike & Surveillance Systems Division of NGC from 2009 to 2011, and Vice President of Business Development for the Unmanned Systems Division of NGC from 2012 until his retirement from NGC in 2013. Adm. Quinn holds a B.S. in Mathematics from the United States Naval Academy, and is a graduate of the Navy Nuclear Power Program. He received his wings and was designated a Naval Flight Officer at Naval Air Station Pensacola in 1975. Adm. Quinn is the recipient of the Defense Superior Service Medal, five Legions of Merit, two Bronze Stars, two Meritorious Service Medals, four Air Medals (two Individual with Combat “V”/2 Strike-Flight) and four Navy Commendation Medals (two with Combat “V”).

The Board has determined that Adm. Quinn would qualify as an “independent director,” as that term is defined in Rule 4200(a)(15) of the Nasdaq listing standards and Rule 10A-3 of the Securities and Exchange Act.

3.      Termination of Consulting Agreement with Sampen Corporation

On February 16, 2016, the Company notified Sampen Corporation (“Sampen”), a New York corporation owned by members of the immediate family of Steven Esses, the Company’s President and Chief Executive Officer, that it was, effective June 30, 2016, terminating its amended and restated consulting agreement with Sampen (the “Sampen Agreement”).

4.      Amended and Restated  Employment Agreement with Steven Esses

On February 16, 2016, the Company and its subsidiary Epsilor-Electric Fuel Ltd. entered into an amended and restated employment agreement with its President and Chief Executive Officer, Steven Esses (the “Esses Employment Agreement”).

The Esses Employment Agreement will be effective as of July 1, 2016 and expires on December 31, 2018. The Esses Employment Agreement provides that Mr. Esses will serve as the Company’s  President and Chief Executive Officer.

The Esses Employment Agreement provides for the institution of a “double-trigger” severance in the event of a change of controlwhere Mr. Esses can receive his severance after a change of control only if subsequently terminated by new management of the Company.

The Esses Employment Agreement provides for a monthly base salary of NIS 150,000 (approximately $38,334 at the rate of exchange in effect on February 16, 2016), as adjusted for Israeli inflation. Additionally, the Board may at its discretion raise Mr. Esses’ base salary.

The amount paid to Mr. Esses pursuant to the Esses Employment Agreement is higher than the amount paid to him under his previous employment agreement with the Company, however it is substantially unchanged from the total of the amounts previously paid to Mr. Esses and entities affiliated with Mr. Esses prior to termination of the Sampen Agreement.  The Compensation Committee of the Board (the “Compensation Committee”) has determined that the amounts payable to Mr. Esses pursuant to the Esses Employment Agreement are within the median range of the amounts paid by similarly-sized companies in the industry for the services of a chief executive officer.

The Esses Employment Agreement provides that if the Company obtains results in a given year of at least 100% of the amount budgeted at the beginning of the applicable year, Mr. Esses is entitled to a cash bonus, on a sliding scale, in an amount equal to a minimum of 25% of Mr. Esses’s annual base salary then in effect, and up to a maximum of 75% of his annual base salary then in effect, if the results the Company obtains results for the year in question are 110% or more of the amount budgeted at the beginning of the applicable year. Budget targets in the past have included combinations of revenues, EBITDA, backlog, and/or other factors. For 2013, 2014 and 2015, the Compensation Committee chose financial targets for determining eligibility for the above-referenced cash incentive bonus that were determined on the achievement of set budgetary forecast targets for adjusted EBITDA, a non-GAAP measurement, and, in the case of 2013, in part on the achievement of a target for revenues. Bonus targets will be chosen for 2016 based upon future budgetary forecasts.

The Esses Employment Agreement provides that Mr. Esses will be entitled to receive annual equity awards in the form of options to purchase shares of the Company’s common stock, par value $0.01 (the “Common Stock”) and restricted shares of Common Stock to be determined based on the recommendation of the Chairman of the Board and the Compensation Committee.

The Esses Employment Agreement also contains various benefits customary in Israel for senior executives, tax and financial planning expenses and an automobile, and contains confidentiality and non-competition covenants. Pursuant to the Esses Employment Agreement, the Company granted Mr. Esses demand and “piggyback” registration rights covering shares of Common Stock held by him or shares of Common Stock issuable upon exercise of any convertible securities held by him.

Pursuant to the Esses Employment Agreement, the Company can terminate Mr. Esses’ employment in the event of death or disability or, upon written notice to Mr. Esses, for “Cause” (defined as conviction of certain crimes, willful failure to carry out material directives of the Board or reckless or willful misconduct that is materially harmful to the Company). Mr. Esses has the right to terminate his employment upon a change in control or, upon written notice to the Company, for “Good Reason” (defined to include adverse changes in Mr. Esses’ employment status or compensation, the Company’s insolvency, material breaches of the Esses Employment Agreement and certain other events). Additionally, Mr. Esses may retire (after age 65), retire early (after age 55) or terminate his agreement for any reason upon 150 days’ notice.

Upon termination of employment, the Esses Employment Agreement provides for, among other things, payment of all accrued and unpaid compensation (including under most circumstances Israeli statutory severance), and (unless the Company has terminated the agreement for Cause or Mr. Esses has terminated the agreement without Good Reason or pursuant to the retirement provisions of the Esses Employment Agreement without giving 150 days’ notice of termination) bonuses (to the extent earned) due for the year in which Mr. Esses’ employment is terminated (in an amount of not less than 25% of Mr. Esses’ base salary then in effect for the year preceding such termination) and severance pay equal to the sum of $200,000, payable in shares of the Common Stock, plus the greater of (i) twenty-four (24) times Mr. Esses’ monthly base salary or (ii) NIS 4,430,250. Furthermore, Mr. Esses will receive, in respect of all benefits, an additional sum in the amount of (i) $75,000, in the case of termination due to disability, death, or non-renewal, or (ii) $150,000, in the case of termination due to early retirement, retirement, or Good Reason, or any termination by the Company other than for Cause.  Additionally, in respect of any termination by the Company without Cause or by Mr. Esses due to Good Reason, or in the event of Mr. Esses’ death or disability, all outstanding options to purchase Common Stock and all restricted shares of Common Stock will be fully vested. Restricted shares of Common Stock that have vested prior to the date of termination are not forfeited under any circumstances, including termination for Cause.

Other than with respect to severance and salary, the provisions of the Esses Employment Agreement are substantially similar to those under Mr. Esses’ previous employment agreement with the Company.  Mr. Esses will be subject to customary restrictive covenants in favor of the Company including confidentiality, non-competition and non-solicitation covenants.

The foregoing description of the Esses Employment Agreement is qualified in its entirety by the terms of the Esses Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 8.01	Other Information

THE COMPANY WILL FILE A PROXY STATEMENT IN CONNECTION WITH ITS 2016 ANNUAL MEETING OF STOCKHOLDERS AND ADVISES STOCKHOLDERS TO READ THAT PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Stockholders will be able to obtain a free copy of that proxy statement and other documents (when available) that the Company files with the Securities and Exchange Commission (the “Commission”) at the Commission’s website at http://www.sec.gov and at the Company’s website at http://www.arotech.com.

The Company, its directors and its nominee to stand for election at the Company’s 2016 annual meeting of stockholders may be deemed to be participants in the solicitation of proxies in connection with that meeting. These persons may have interests in the solicitation by reason of their beneficial ownership of shares of the Company’s common stock and by virtue of agreements and arrangements with the Company. Information about the beneficial ownership of the directors is available by accessing the Company’s proxy statement filed with the Commission on March 30, 2015, as supplemented by such changes that have been or will be reflected on Forms 3, 4 and 5 filed with the Commission and that will be reflected in the Company’s proxy statement for the 2016 annual meeting of stockholders.  The Company’s nominee for director, Rear Admiral (Ret.) James J. Quinn, who is not currently a director of the Company has an interest in being nominated and elected as a director of the Company, but as of the date hereof does not beneficially own any securities of the Company.

Item 9.01	Financial Statements and Exhibits.

The following Exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit Number	Description
10.1	Fifth Amended and Restated Employment Agreement, dated February 16, 2016 and effective as of July 1, 2016, between Epsilor-Electric Fuel Ltd. and Arotech Corporation, and Steven Esses
99.1	Press release dated February 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AROTECH CORPORATION
(Registrant)
/s/ Steven Esses
Name: Steven Esses
Title: President and CEO
Dated:           February 19, 2016

Exhibit Index

Exhibit Number	Description
10.1	Fifth Amended and Restated Employment Agreement, dated February 16, 2016 and effective as of July 1, 2016, between Epsilor-Electric Fuel Ltd. and Arotech Corporation, and Steven Esses
99.1	Press release dated February 19, 2016